Exhibit 21.1



                  SUBSIDIARIES OF QUEST MINERALS & MINING CORP.

Quest Minerals & Mining Ltd.





                  Subsidiaries of Quest Minerals & Mining Ltd.

Quest Energy, Ltd.

Gwenco, Inc.





                        Subsidiaries of Quest Energy Ltd.

Taylor Mining, Inc.